EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Forge Nano Completes Acquisition of HZO, Uniting Two Nanoscale Coating Platforms for Electronics, Semiconductor and Defense Markets

Combination pairs Forge Nano’s Atomic Armor atomic layer deposition (ALD) platform with HZO’s high-volume Parylene and thin-film protective coating business and its blue-chip customer base in consumer electronics, energy, IoT, medical and automotive

Denver, November 5, 2026 – Forge Nano Holdings, Inc. (NASDAQ: NANO, NANOW) (“Forge Nano” or the “Company”), a semiconductor equipment and advanced materials company whose Atomic Layer Deposition (ALD) technology serves AI-era chip manufacturing and defense battery applications, today announced that it has completed the acquisition of HZO, Inc. (“HZO”), a leading provider of protective nanocoatings for electronics headquartered in Morrisville, North Carolina.

HZO applies ultra-thin, pinhole-free Parylene and thin-film coatings that protect electronic assemblies from moisture, corrosion and chemical exposure. Its customers include some of the world’s largest consumer electronics, energy, IoT, medical device and automotive manufacturers and brands, served from three coating facilities in the U.S., Mexico, and Vietnam. The acquisition adds a high-volume production coating business, an established global customer base and a complementary material and equipment portfolio to Forge Nano’s ALD platform, which deposits precision coatings one atomic layer at a time.

Strategic Rationale

The two companies address the same engineering problem at different scales: protecting and enhancing high-value components through precisely controlled surface coatings. Forge Nano’s ALD platform delivers angstrom-level films for semiconductor and battery applications. HZO’s Parylene and thin-film platform delivers conformal protection for finished electronic assemblies at production volume. Together the companies expect to:

•	Offer customers a single surface engineering partner across the device lifecycle, from wafer and cell to finished assembly.
•	Bring HZO’s production coating capacity and quality systems to Forge Nano’s defense battery and semiconductor programs, including the Forge Battery facility in Morrisville, North Carolina, where the companies will operate adjacent facilities.
•	Introduce Forge Nano’s ALD materials and equipment to HZO’s installed customer base in consumer electronics, energy, IoT, medical and automotive.
•	Realize operating efficiencies through shared manufacturing, procurement and administrative functions.

Management Commentary

“HZO has spent more than a decade solving a problem every electronics manufacturer has and few can solve at scale: protecting devices from the environments they live in,” said Paul Lichty, Chief Executive Officer of Forge Nano. “Their Parylene platform, their customer relationships and their production discipline are exactly what we need as our ALD technology moves from the lab to high-volume manufacturing. We are pleased to welcome the HZO team to Forge Nano.”

“Forge Nano and HZO were built on the same conviction, that the most valuable engineering in a modern device often happens in a layer too thin to see,” said Rachael Lerebours, President of HZO. “HZO learned how to deliver that engineering at production volume for some of the most demanding customers in the world. Forge Nano brings the atomic-scale science, the public-company platform and the capital to take it much further. Our customers will see one partner with a wider toolkit, and our people will see a company whose ambition matches their own. I could not be more confident in what this combination will build.”

Transaction Details

Under the terms of the agreement, Forge Nano acquired all outstanding equity of HZO in an all-stock transaction for approximately 7.3 million shares of Forge Nano common stock, subject to customary post-closing adjustments. Approximately 2.2 million of those shares were issued in exchange for the approximately 2.2 million shares of Forge Nano common stock held by HZO prior to closing, resulting in net issuance of approximately 5.1 million shares. Approximately 5.8 million of the total shares are being issued at closing, and approximately 1.5 million shares are being held back for twelve months to secure post-closing adjustment and indemnification obligations. HZO will operate as a wholly owned subsidiary of Forge Nano under the HZO brand, led by Rachael Lerebours, President of HZO, and its employees will join Forge Nano.

About Forge Nano

Forge Nano Holdings, Inc. (NASDAQ: NANO) is a U.S.-based semiconductor equipment and advanced materials company whose Atomic Layer Deposition (ALD) technology serves AI-era chip manufacturing and defense battery applications. The Company’s Atomic Armor platform is a scalable nanoscale coating system that delivers precision surface engineering at production volume. Forge Nano is headquartered in Thornton, Colorado. For more information, visit www.forgenano.com.

About HZO

HZO is a leading provider of protective nanocoatings that shield electronics in harsh, corrosive and wet environments. HZO combines its people, processes, capital equipment and materials science expertise with a portfolio of patents to design tailored coating solutions for large customers in consumer electronics, energy, IoT, medical device and automotive markets. HZO is headquartered in Morrisville, North Carolina. For more information, visit www.hzo.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, without limitation, statements regarding the expected benefits of the acquisition of HZO, anticipated synergies, the integration of HZO’s business, the combined company’s products, customers, facilities and growth, and other statements that are not historical facts. Words such as “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially, including the Company’s ability to integrate HZO and realize the anticipated benefits of the acquisition; competition; changes in laws and regulations; the development and commercialization of the Company’s technology; delays in the construction and ramp of production facilities; the Company’s ability to operate as a public company; and the other risks described under “Risk Factors” in the Company’s registration statement on Form S-4 (including the proxy statement/prospectus dated September 22, 2026) and in the Company’s other filings with the Securities and Exchange Commission.  There may be additional risks the Company presently does not know or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. Should one or more of the risks or uncertainties described in this communication materialize, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed or implied in any forward-looking statements.  Forward-looking statements speak only as of the date they are made, and the Company assumes no obligation to, and does not intend to, update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law. The Company does not give any assurance that it will achieve its expectations.

Contacts

Media: Will McKenna, VP, Corporate Affairs & Investor Relations, Forge Nano, wmckenna@forgenano.com

Investor Relations: Bryan Baritot, Alliance Advisors IR, ForgeNanoIR@allianceadvisors.com

HZO: Ryan Moore, Director of Marketing, HZO, rmoore@hzo.com